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                          FOUNDATION HEALTH CORPORATION

                         EXECUTIVE RETIREE MEDICAL PLAN

               (As amended and restated effective April 25, 1995)

SECTION 1.  INTRODUCTION.

     Foundation Health Corporation (the "Company") established the Foundation Health Corporation Executive Retiree Medical Plan (the "Plan") for the purpose of providing certain individuals with medical benefit coverage following termination of their employment with the Company effective July 1, 1994. The Plan was amended and restated effective April 25, 1995.

       The Plan is intended to be an unfunded or insured plan maintained primarily for the purpose of providing welfare benefits for a select group of management or highly compensated employees, as described in Department of Labor regulations section 2520.104-24.

SECTION 2.  DEFINITIONS.

     2.1. "COMMITTEE" means the Compensation and Organizational Committee of the Board of Directors of the Company, as constituted from time to time.

     2.2. "COMPANY" means Foundation Health Corporation, a Delaware corporation.

     2.3 "DEPENDENT" means for a participant: (i) his or her legal spouse; (ii) any unmarried child under the age of 19 years (or unmarried child under the age of 24 years if full-time student) and any other unmarried child a participant claims as a dependent for Internal Revenue Service purposes; or (iii) any child who is incapable of self-support because of mental or physical disability.

     2.4. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     2.5. "PLAN" means this Foundation Health Corporation Executive Retiree Medical Plan, as amended from time.

SECTION 3.  ELIGIBILITY AND PARTICIPATION.

     Each person listed in Appendix A shall become a participant in this Plan on the date his or her Retirement Benefit commences under the Foundation Health Corporation Supplemental Executive Retirement Plan provided the participant has attained the age of 55. An individual who becomes a participant in the Plan shall remain a participant until his or her death or voluntary election not to participate.


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SECTION 4.  PLAN BENEFITS.

     A participant and his or her Dependents shall be entitled to coverage under the group medical plan available to the Company's active executives on the same terms and conditions as such coverage is available to active executives and their Dependents. If a participant resides outside the service area of the Company's group medical plan, the participant and his or her Dependents shall receive medical benefit coverage under a medical plan or health insurance policy that provides benefits that are reasonably comparable to the benefits under the Company's group medical plan; provided that if no such coverage is reasonably available (whether due to geography or the physical condition of the participant or his or her Dependents), then the Company shall reimburse the participant for any expenses that would have been covered under the Company's group medical plan.


SECTION 5.  AMENDMENT AND TERMINATION.

     The Plan may be amended or terminated by the Company, but only with the vote of 80% of all participants entitled to benefits hereunder; provided that no amendment, suspension or termination shall reduce a participant's benefits under the Plan that were earned as of the date immediately prior to such amendment, suspension or termination.

SECTION 6.  MISCELLANEOUS PROVISIONS.

     6.1. PLAN ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall have full power, authority and discretion to administer and interpret the Plan, to establish procedures for administering the Plan, to prescribe forms and to take any and all necessary actions in connection with the Plan. The Committee's interpretation and construction of the Plan shall be conclusive and binding on all persons.

     6.2. NO EMPLOYMENT CONTRACT. Nothing in this Plan shall be construed to limit in any way the right of the Company or its subsidiaries to terminate an employee's employment at any time for any reason whatsoever.

     6.3. NON-ALIENATION OF BENEFITS. No benefit payable under this Plan may be assigned, pledged, mortgaged, or hypothecated, or shall be subject to legal process or attachment for the payment of claims of any creditor of a Participant or his or her Dependents.

     6.4. PARTICIPANT'S RIGHTS UNSECURED. The interest under the Plan of any participant or Dependent shall be an unsecured claim against the general assets of the Company. No Participant or Dependent shall have an interest in or claim against any specific asset of the Company pursuant to the Plan.

     6.5. CHOICE OF LAW. The validity, interpretation, construction and performance of the Plan shall be governed by ERISA and, to the extent they are not preempted, by the laws of the State of California (without regard to their choice-of-law provisions).

     6.6. CLAIMS PROCEDURE. In accordance with the regulations of the U.S. Secretary of Labor, the Committee shall (1) provide adequate notice in writing to any participant or Dependent whose claim for benefits under the Plan has been denied, setting forth the specific reasons for such denial and written in a manner calculated to be understood by such participant or Dependent, and (2) afford a reasonable opportunity to any participant or Dependent whose claim for benefits has been denied for a full and fair review by the Committee of the decision denying the claim.



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SECTION 7.  EXECUTION.

     To record the adoption of the amended and restated Plan by the Committee, effective as of the date set forth above, the Company has caused its duly authorized officer to affix the corporate name hereto.




                                   FOUNDATION HEALTH CORPORATION


                                   By _____________________________
                                        Daniel D. Crowley
                                        Chairman, CEO and President



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                                   APPENDIX A

                                PLAN PARTICIPANTS


Kirk A. Benson
Daniel D. Crowley
Jeffrey L. Elder
Henry R. Loubet
Allen J. Marabito
Edward J. Munno
Danny O. Smithson
Cynthia Suzuki
Steven D. Tough